Exhibit 2.1

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Second Amendment to Business Combination Agreement (this “Amendment”) is entered into as of April 16, 2026, by and among GigCapital7 Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (“Purchaser”), MMR Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Purchaser (“Merger Sub”), and Hadron Energy, Inc., a Delaware corporation (the “Company,” and together with Purchaser and Merger Sub, the “Parties,” and each, a “Party”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Parties are parties to that certain Business Combination Agreement, dated as of September 27, 2025, as amended by that First Amendment to Business Combination Agreement dated December 12, 2025 (together, the “Business Combination Agreement” or “BCA”), pursuant to which the Company intends to merge with Merger Sub, with the Company surviving the merger as a wholly owned subsidiary of Purchaser;

WHEREAS, Section 9.10 of the BCA provides that the BCA may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser and the Company;

WHEREAS, the Effective Time has not occurred as of the date hereof; and

WHEREAS, the Parties desire to amend the BCA to (a) adjust the valuation of the Company, and (b) extend the Outside Date, in each case as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and the covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Amendment to definition of “Public Company (Pre-Capital Raise) Valuation”. The definition of “Public Company (Pre-Capital Raise) Valuation” set forth in Article X of the BCA is hereby amended and restated in its entirety as follows:

“Public Company (Pre-Capital Raise) Valuation” means $776,599,997 (Seven Hundred Seventy-Six Million Five Hundred Ninety-Nine Thousand Nine Hundred Ninety-Seven United States Dollars).

2. Amendment to Outside Date. Section 8.01(c) of the Business Combination Agreement is hereby amended by replacing the date “April 30, 2026” with the date “May 31, 2026”. All references to the “Outside Date” in the BCA shall be deemed to refer to May 31, 2026.

3. No Other Amendments. Except as expressly set forth in this Amendment, all terms, conditions and provisions of the BCA shall remain in full force and effect and are hereby confirmed and ratified. In the event of any conflict between the terms of this Amendment and the BCA, the terms of this Amendment shall control.

4. Interpretation. The rules of construction set forth in Section 9.12 of the BCA are incorporated herein by reference, mutatis mutandis.

5. Governing Law; Jurisdiction; Specific Performance. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided that, for the avoidance of doubt, the Laws of the Cayman Islands shall also apply to and, as applicable, govern the Domestication. The provisions of Sections 9.06 and 9.08 of the BCA shall apply to this Amendment as if set forth herein in full.

6. Counterparts; Electronic Signatures. This Amendment may be executed and delivered (including by DocuSign or other electronic transmission) in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective duly authorized officers.

THE PURCHASER:

GIGCAPITAL7 CORP.

By:	/s/ Dr. Avi Katz
Name: Dr. Avi Katz
Title: Chief Executive Officer

MERGER SUB:

MMR MERGER SUB, INC.

By:	/s/ Dr. Raluca Dinu
Name: Dr. Raluca Dinu
Title: Chief Executive Officer

THE COMPANY:

HADRON ENERGY, INC.

By:	/s/ Samuel Gibson
Name: Samuel Gibson
Title: Founder & CEO